Exhibit 2










                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                               W.W. GRAINGER, INC.

                                     - and -

                                ACKLANDS LIMITED



























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                                TABLE OF CONTENTS

1.   INTERPRETATION .........................................................  2

     1.1   Defined Terms ....................................................  2
     1.2   Knowledge ........................................................  7
     1.3   Schedules ........................................................  7
     1.4   Currency .........................................................  7
     1.5   Choice of Law and Attornment .....................................  7
     1.6   Interpretation ...................................................  7
     1.7   Number and Gender ................................................  7
     1.8   Time of Essence ..................................................  8

2.   PURCHASE AND SALE ......................................................  8

     2.1   Purchased Shares .................................................  8
     2.2   Purchase Price ...................................................  8
     2.3   Payment of Purchase Price ........................................  8
     2.4   No Election ......................................................  9
     2.5   Obligations and Liabilities Not Assumed ..........................  9

3.  REPRESENTATIONS AND WARRANTIES ..........................................  9

     3.1   Representations and Warranties by the Vendor .....................  9
           (1) Corporate Authority and Binding Obligation ...................  9
           (2) No Other Purchase Agreements ................................. 10
           (3) Regulatory Matters ........................................... 10
           (4) Status, Constating Documents and Licences .................... 10
           (5) Material Contracts and Compliance ............................ 11
           (6) Corporate Records ............................................ 11
           (7) Authorized and Issued Capital ................................ 11
           (8) Shareholder's Agreements, etc ................................ 12
           (9) Financial Statements ......................................... 12
           (10)Financial Records ............................................ 12
           (11)Liabilities .................................................. 12
           (12)Absence of Certain Changes or Events ......................... 12
           (13)Dividends and Distributions .................................. 14
           (14)Tax Matters .................................................. 14
           (15)Litigation ................................................... 14
           (16)Environmental Matters ........................................ 15
           (17)Title to Assets .............................................. 16
           (18)Accounts Receivable .......................................... 16
           (19)Inventory .................................................... 16
           (20)Machinery and Equipment ...................................... 17

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                                       ii


           (21) Real Property ............................................... 17
           (22) [Intentionally deleted ...................................... 18
           (23) Leased Premises ............................................. 18
           (24) Work Orders and Deficiencies ................................ 18
           (25) Condition of Properties ..................................... 18
           (26) Business .................................................... 19
           (27) [Intentionally deleted ...................................... 19
           (28) Leases of Personal Property ................................. 19
           (29) Intellectual Property ....................................... 19
           (30) Subsidiaries and Other Interests ............................ 20
           (31) Partnerships or Joint Ventures .............................. 20
           (32) Customers ................................................... 20
           (33) Restrictions on Doing Business .............................. 20
           (34) Guarantees, Warranties and Discounts ........................ 20
           (35) Licenses, Agency and Distribution Agreements ................ 21
           (36) Employees ................................................... 21
           (37) Employment Agreements ....................................... 21
           (38) Labour Matters and Employment Standards ..................... 22
           (39) Benefit Plans ............................................... 23
           (40) Insurance ................................................... 23
           (41) Dealing with Affiliates ..................................... 24
           (42) Compliance with Laws ........................................ 24
           (43) Statutory Liens ............................................. 24
           (44) No Broker ................................................... 24
           (45) U.S. Sales .................................................. 25
           (46) Securities Matters .......................................... 25
           (47) Cuban Sales ................................................. 25
     3.2   Representations and Warranties by the Purchaser .................. 25
           (1)  Corporate Authority and Binding Obligation................... 25
           (2)  Contractual and Regulatory Approvals......................... 25
           (3)  Compliance with Constating Documents, Agreements and
                Laws......................................................... 26
           (4)  Grainger Common Stock........................................ 26
           (5)  Investment Canada............................................ 26
           (6)  Litigation................................................... 26
           (7)  No Broker.................................................... 27

4.   SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND
     WARRANTIES.............................................................. 27

     4.1 Survival of Warranties by the Vendor................................ 27
     4.2 Survival of Warranties by the Purchaser............................. 28
     4.3 Limitations on Warranty Claims...................................... 28

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                                       iii


5.   COVENANTS............................................................... 29

     5.1 Covenants by the Vendor ............................................ 29
           (a) Investigation of Business and Examination of Documents........ 29
           (b) Conduct of Business .......................................... 30
           (c) Transfer to Corporation ...................................... 31
           (d) Transfer of Purchased Shares ................................. 32
           (e) Resignation of Officers and Directors ........................ 32
           (f) Rejection of Realty .......................................... 32
           (g) Environmental Clean-Up ....................................... 33
           (h) Thunder Bay Property ......................................... 34
           (i) Insurance .................................................... 34
           (j) Name and Trade-mark Matters .................................. 34
           (k) Minimum Shareholders' Equity ................................. 35
           (l) Maintain Confidentiality ..................................... 35
     5.2 Covenants by the Purchaser ......................................... 35
           (1) Maintain Confidentiality ..................................... 36
           (2) Issued Shares ................................................ 36
           (3) Competition Act/Anti-Trust Approvals ......................... 36
     5.3 Transitional Agreement ............................................. 36

6.   CONDITIONS ............................................................. 37

     6.1 Conditions to Obligations of the Purchaser ......................... 37
           (a) Accuracy of Representations and Warranties and Performance
               of Covenants ................................................. 37
           (b) Material Adverse Changes ..................................... 37
           (c) No Restraining Proceedings ................................... 38
           (d) Consents ..................................................... 38
           (e) Releases by Directors and Officers ........................... 38
           (f) Interim Trade-mark Licence ................................... 38
           (g) Non-Competition Agreement .................................... 38
           (h) Standstill Agreement ......................................... 39
           (i) Retail Sales Taxes ........................................... 39
           (j) Opinion of Vendor's Counsel .................................. 39
           (k) Environmental and Other Leases ............................... 39
           (l) Corporation .................................................. 39
     6.2 Waiver or Termination by Purchaser ................................. 39
     6.3 Conditions to Obligations of the Vendor ............................ 40
           (a) Accuracy of Representations and Warranties and Performance
               of Covenants ................................................. 40
           (b) No Restraining Proceedings ................................... 40
           (c) Consents ..................................................... 40

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                                       iv

           (d) Releases from Guarantees, etc................................. 40
           (e) Opinion of Purchaser's Counsel................................ 41
               Environmental and Other Leases................................ 41

     6.4 Waiver or Termination by the Vendor................................. 41

7.   CLOSING................................................................. 41

     7.1 Closing Arrangements................................................ 41
     7.2 Documents to be Delivered........................................... 41

8.   INDEMNIFICATION AND SET-OFF............................................. 42

     8.1 Indemnities of the Vendor and the Purchaser ........................ 42
     8.2 Indemnity Claims ................................................... 44
     8.3 Right of Set-off ................................................... 46

9.   GENERAL PROVISIONS...................................................... 47

     9.1  Further Assurances ................................................ 47
     9.2  Notices ........................................................... 47
     9.3  Counterparts ...................................................... 48
     9.4  Expenses of Parties ............................................... 48
     9.5  Brokerage and Finder's Fees ....................................... 48
     9.6  Announcements ..................................................... 48
     9.7  Assignment ........................................................ 48
     9.8  Successors and Assigns ............................................ 48
     9.9  Entire Agreement .................................................. 48
     9.10 Waiver ............................................................ 49
     9.11 Amendments ........................................................ 49



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                                       (v)

                                    SCHEDULES


Schedule 1.1(d)       -   Asset Transfer Agreement
Schedule 1.1(h)       -   Audited Financial Statements
Schedule 1.1(m)       -   Business Financial Statements
Schedule 1.1(ac)      -   Interim Statement Statements
Schedule 1.1(af)      -   Leases
Schedule 1.1(ah)      -   Licensed Intellectual Property
Schedule 1.1(ai)      -   Owned Intellectual Property
Schedule 1.1(ak)      -   Permitted Encumbrances
Schedule 1.1(an)      -   Real Property
Schedule 3.1(3)       -   Regulatory Matters
Schedule 3.1(5)       -   Material Contracts and Consents
Schedule 3.1(8)       -   Shareholders' Agreements
Schedule 3.1(15)      -   Litigation
Schedule 3.1(16)      -   Environmental Matters
Schedule 3.1(23)      -   Subleasing Arrangements
Schedule 3.1(28)      -   Leases of Personal Property
Schedule 3.1(30)      -   Subsidiaries and Other Interests
Schedule 3.1(31)      -   Partnerships and Joint Ventures
Schedule 3.1(32)      -   Customers
Schedule 3.1(34)      -   Guarantees, Warranties and Discounts
Schedule 3.1(35)      -   Licenses, Agency and Distribution
Schedule 3.1(36)      -   Employees
Schedule 3.1(37)      -   Employment Agreements
Schedule 3.1(38)      -   Collective Agreements and Labour Disputes
Schedule 3.1(39)      -   Benefit Plans
Schedule 3.1(40)      -   Insurance
Schedule 3.2(2)       -   Purchaser Regulatory Consents
Schedule 5.1(c)(vi)   -   Form of Consent and Estoppel Certificate
Schedule 6.1(a)       -   Bring Down Certificate of Vendor
Schedule 6.1(e)       -   Releases
Schedule 6.1(f)       -   Interim Trade-mark Licence
Schedule 6.1(g)       -   Non-Competition Agreement
Schedule 6.1(h)       -   Standstill Agreement
Schedule 6.1(j)       -   Opinion of Vendor's Counsel
Schedule 6.3(a)       -   Bring Down Certificate of Purchaser
Schedule 6.3(e)       -   Opinion of Purchaser's Counsel




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                                      - 2 -

         This Share Purchase Agreement is made as of November 4, 1996,

BETWEEN:

                  W.W. GRAINGER, INC., a corporation incorporated under the laws of the State of Illinois (the "Purchaser")

                                     - and -

                  ACKLANDS LIMITED, a corporation formed under the laws of Manitoba (the "Vendor")

         WHEREAS:

(A)      The Vendor carries on, directly and indirectly, the Business;

(B) Prior to the Closing Time, the Vendor will incorporate the Corporation and transfer all the Assets and the Assumed Liabilities to the Corporation pursuant to the Asset Transfer Agreement; and

(C) The Purchaser wishes to purchase, and the Vendor wishes to sell, all the issued and outstanding shares in the capital of the Corporation on the terms and conditions herein contained.

         NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, the parties hereby covenant and agree as follows:

1.       INTERPRETATION

1.1 Defined Terms. In this agreement and in the Schedules, unless there is something in the subject-matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

          (a) "Affected Employees" means employees employed by the Vendor in the Business who are offered and accept employment with the Corporation in accordance with Section 6(b) of the Asset Transfer Agreement;

          (b) "Affiliate" of any person means any person or corporation which, directly or indirectly, is Controlled by, Controls or is under direct or indirect common Control with such person;

          (c) "arm's length" has the meaning ascribed to such term under the Income Tax Act (Canada), as amended;

          (d) "Asset Transfer Agreement" means an asset transfer agreement between the Vendor and the Corporation in the form attached hereto as Schedule 1.1(d);

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          (e)  "Assets" has the meaning  ascribed  thereto in the Asset Transfer
               Agreement;

          (f)  "Acklands  Plan" means the Acklands  Group  Employees  Retirement
               Plan;

          (g) "Assumed Liabilities" has the meaning ascribed thereto in the Asset Transfer Agreement;

          (h) "Audited Financial Statements" means the audited consolidated financial statements of the Vendor as at and for the fiscal year ended January 31, 1996, consisting of a consolidated balance sheet and consolidated statements of operations, changes in financial position and retained earnings, together with the notes thereto and the opinion of the auditor of the Vendor thereon, a copy of which is attached as Schedule "1.1(h)";

          (i)  "Beaver  Creek  Property"  has the  meaning  ascribed  thereto in
               Section 5.1(c);

          (j)  "Benefit  Plans"  has the  meaning  ascribed  thereto  in Section
               3.1(39);

          (k) "Business" means the business carried on by the Vendor and its Subsidiaries which involves the distribution of products used in maintenance, repair and operation functions, work-related safety products and fleet products through divisions known as Industrial East, Industrial West including Western Automotive (excluding British Columbia), International, CISCO Industrial Sales Corp. and Industrial Corporate;

          (l) "Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in either or both of Toronto and Chicago;

          (m) "Business Financial Statements" means the unaudited consolidated divisional financial statements of the Vendor pertaining to the Business as at and for the fiscal year ended January 31, 1996 and the period ended August 31, 1996, respectively, consisting in each case of a balance sheet and a statement of operations, a copy of which is attached as Schedule 1.1(m);

          (n) "Closing Date" means December 2, 1996, or such other date as the parties may agree upon;

          (o)  "Closing  Balance  Sheet"  has the  meaning  ascribed  thereto in
               Section 2.2(2);

          (p) "Closing Time" means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the parties may agree upon;

          (q)  "Condition  of the  Business"  means the condition of the assets,
               liabilities,   operations,   activities,  earnings,  affairs  and
               financial position of the Business;

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          (r)  "Corporation"  means the corporation to be incorporated  not more than 10 Business Days prior to the Closing Date under the Canada Business Corporations Act as a wholly-owned subsidiary of the
               Vendor  to  acquire  the  Assets  and  Assumed   Liabilities   in
               accordance with the Asset Transfer Agreement;

          (s) "Control" means, with respect to any corporation, the ownership of more than 50% of the voting shares of that corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing;

          (t) "Data Room" means the room at 945 Wilson Avenue in which the records relating to the Business were placed before October 28, 1996 for inspection by representatives of the Purchaser;

          (u) "Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, rights of others and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

          (v) "Environmental Audit Reports" means the reports documenting the results and findings of the Phase I environmental site investigations and any Phase II environmental site investigations and any associated summary tables and reports prepared by the Purchaser's environmental consultant, as contemplated in Section 5.1(a);

          (w) "Environmental Laws" means all applicable federal, provincial, state, municipal, foreign and local laws, ordinances, regulations, by-laws, guidelines and policies that are accessible to the public, judgments, permits, approvals, certificates of approval, directions and orders issued by any governmental or regulatory agency relating to the protection of the environment, occupational health and safety, product safety, product liability and generation, storage, and transportation, handling, recycling and disposal of Hazardous Substances and applicable common law relating thereto;

          (x) "generally accepted accounting principles" means the accounting principles in Canada so described and promulgated by the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

          (y) "Grainger Common Stock" means the shares of common stock of the Purchaser, par value U.S.$0.50 per share, having voting rights of one vote per share;

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          (z)  "Hazardous  Substances"  means  any  waste  (including,   without
               limitation,   non-  hazardous  waste)   pollutant,   contaminant,
               dangerous goods, material or substance which is or may be dangerous, hazardous or toxic, or which could otherwise pose a risk to health, safety or the environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws including, without limitation, petroleum, its
               derivatives,   by-products  or  other   hydrocarbons,   asbestos,
               polychlorinated biphenyls (PCBs) and radioactive materials;

          (aa) "Insured   Employees"  means  the  40  employees  of  the  Vendor
               identified   in  Schedule   "3.1(36)"  as  receiving   long  term
               disability benefits under a pre-paid insurance policy;

          (ab) "Intellectual Property" means intellectual property of whatever nature and kind including, without limitation, all domestic and foreign trade-marks, service marks, business names, trade names, trading styles, patents, industrial designs and copyrights (including copyright in software), whether registered or unregistered, including any applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, trade secrets, know-how and manuals;

          (ac) "Interim Financial Statements" means the unaudited consolidated financial statements of the Vendor as at July 31, 1996, consisting of a consolidated balance sheet and consolidated statements of operations, changes in financial position and retained earnings, a copy of which is attached as Schedule "1.1
               (ac)";

          (ad) "Interim Period" means the period from and including the date of this agreement to and including the Closing Time;

          (ae) "Leased Premises" means all premises leased or licensed to the Vendor or a Subsidiary under the Leases;

          (af) "Leases" means all the leases, subleases, agreements to lease and licences under which the Vendor or a Subsidiary leases or otherwise occupies any real property for the Business whether as a tenant, subtenant or licensee, as listed in Schedule "1.1
               (af)";

          (ag) "Licences" has the meaning ascribed thereto in Section 3.1(3);

          (ah) "Licensed Intellectual Property" means all the right, title, benefit and interest of the Vendor or any Subsidiary in and to all the Intellectual Property not owned by the Vendor or any Subsidiary but used in, or required for the

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                                      - 6 -

               carrying on of, the Business including, but not limited to, the Intellectual Property listed in Schedule "1.1(ah)";

          (ai) "Owned Intellectual Property" means all the right, title, benefit and interest of the Vendor or any Subsidiary in and to all the Intellectual Property owned by the Vendor or any Subsidiary and used in, or required for the carrying on of, the Business including, but not limited to, the Intellectual Property listed in Schedule "1.1(ai)";

          (aj) "person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

          (ak) "Permitted Encumbrances" means the matters listed in Schedule "1.1(ak)" which is divided into Part A - Permitted Encumbrances - Real Property, Part B - Permitted Encumbrances - Other Assets and Part C - Beaver Creek Encumbrances;

          (al) "Purchase Price" has the meaning ascribed thereto in Section 2.2(1);

          (am) "Purchased Shares" means all of the issued and outstanding shares in the capital of the Corporation;

          (an) "Real Property" means all the real property owned by the Vendor or a Subsidiary and belonging to or used in the Business, which are described in Schedule "1.1 (an)" except the Beaver Creek Property;

          (ao) "Release" means any release, spill, leak, emission, discharge, leach, dumping, emission, dispersion, migration, escape or other disposal;

          (ap) "Shareholders Equity" means shareholders' equity as determined in accordance with generally accepted accounting principles on the basis that the Beaver Creek Property and the Thunder Bay Property have been transferred to the Corporation;

          (aq) "Subsidiary" means a corporation that is Controlled by the Vendor and carries on any part of the Business;

          (ar) "Taxes" means all federal, provincial, municipal, territorial, foreign or other taxes, imposts, rates, levies, assessments and government fees, charges or dues lawfully levied, assessed or imposed against the Vendor or any Subsidiary including all income, capital gains, sales, excise, use, property, capital, goods and services, business transfer, value added, unemployment,

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                                      - 7 -

               compensation, social security, payroll, privilege, franchise, licence and school taxes and custom and import duties and includes all interest, fines and penalties with respect thereto;

          (as) "Warranty Claim" means a claim made by either the Purchaser or the Vendor based on, or with respect to, the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty made by the other party contained in this agreement or contained in any document or certificate referred to in
               Section 7.2.

1.2 Knowledge. Any reference to "the best of the knowledge" of a party will be deemed to mean the knowledge of that party after due enquiry.

1.3  Schedules.   The  Schedules  which  are  attached  to  this  agreement  are incorporated into this agreement by reference and are deemed to be part hereof.

1.4 Currency. Unless otherwise indicated all dollar amounts referred to in this agreement are to Canadian dollars.

1.5 Choice of Law and Attornment. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario. The parties agree that the courts of the Province of Ontario will have non-exclusive jurisdiction to determine all disputes and claims arising between the parties.

1.6 Interpretation. The division of this agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. The terms "this agreement", "hereof", "herein", "hereunder" and similar expressions refer to this agreement and the Schedules and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this agreement.

1.7 Number and Gender. In this agreement, unless there is something in the subject matter or context inconsistent therewith,

          (a) words in the singular number include the plural and such words shall be construed as if the plural had been used,

          (b) words in the plural include the singular and such words shall be construed as if the singular had been used, and


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                                      - 8 -

          (c) importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8 Time of Essence. Time shall be of the essence.

2. PURCHASE AND SALE

2.1 Purchased Shares. On the terms and subject to the fulfilment of the conditions hereof, the Vendor hereby agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Vendor, the Purchased Shares.

2.2 Purchase Price.

(1) The Purchase Price payable by the Purchaser to the Vendor for the Purchased Shares will be an amount equal to $190,500,000 less any amount by which the Shareholder's Equity of the Corporation as at the Closing Time is less than $155,000,000 as determined from the Closing Balance Sheet.

(2) The parties agree that a balance sheet of the Corporation as of the Closing Date (the "Closing Balance Sheet") shall be prepared by the Vendor as soon as possible and, in any event, no later than 60 days after the Closing Date. In preparing the Closing Balance Sheet, the Assets shall be valued as if they remained on the books of the Vendor and it shall not reflect the promissory note to be given under the Asset Transfer Agreement. If requested by the Purchaser, the Vendor will permit the Purchaser and its auditors to review the working papers and other documentation used or prepared in connection with the preparation of the Closing Balance Sheet. Should the Purchaser disagree with the amount ascribed to Shareholder's Equity on the Closing Balance Sheet, it shall within 30 days of receipt of the Closing Balance Sheet, provide written notice to the Vendor that the matter be submitted to arbitration by an audit partner of a major firm of chartered accountants in Canada (which firm shall not be, nor be affiliated with, the auditor or public accountant of either party) whose decision shall be final and binding on all parties. Each party shall, within 20 days of the written notice being so received designate a chartered accountant and then they both shall decide upon the said arbitrator. Matters in the arbitration process not addressed herein shall be governed by the Arbitrations Act (Ontario). The cost of any such arbitration shall be borne equally by the Vendor and the Purchaser.

(3) If the amount ascribed to Shareholders Equity on the Closing Balance Sheet as determined hereunder is less than $155,000,000, the Vendor shall pay to the Purchaser an amount equal to the deficiency by wire transfer within three Business Days after such determination.

2.3 Payment of Purchase Price. The Purchase Price will be paid at the Closing Time by the Purchaser delivering to the Vendor the sum of $500,000 by certified cheque or wire transfer and share certificates for 2,039,886 shares of Grainger Common Stock.

2.4 No Election.

         The parties agree that both the transfer of the Assets from the Vendor to the Corporation and the transfer of the Purchased Shares from the Vendor to the Purchaser are taxable transactions for income tax purposes.

2.5 Obligations and Liabilities Not Assumed.

         Except as provided in this agreement or the Asset Transfer Agreement, the Purchaser will not assume and will not be liable for any obligations, claims or liabilities of the Vendor or any Subsidiary whatsoever including any Taxes that may be or become payable by the Vendor or any Subsidiary including, without limitation, any Taxes relating to or arising as a consequence of the sale of the Assets by the Vendor to the Corporation or the sale of the Purchased Shares by the Vendor to the Purchaser.

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties by the Vendor. The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Shares and the completion of the other transactions hereunder:

(1) Corporate Authority and Binding Obligation. The Vendor has full corporate power and authority to enter into this agreement and to sell, assign and transfer all the Assets to the Corporation and the Purchased Shares to the Purchaser in the manner contemplated herein and to perform all of the Vendor's obligations under this agreement. The Corporation will be incorporated by the Vendor for the purpose of acquiring the Assets and the Assumed Liabilities, will never have carried on any business and will have no liabilities (contingent or otherwise). The Corporation will have full corporate power and authority to enter into and to perform all of the Corporations' obligations under the Asset Purchase Agreement. Subject to obtaining shareholder approval, the Vendor has taken all necessary actions, steps and corporate and other proceedings to approve or authorize the entering into and the execution, delivery and performance of, this agreement and the sale and transfer of the Assets by the Vendor to the Corporation and of the Purchased Shares by the Vendor to the Purchaser. This agreement is a legal, valid and binding obligation of the Vendor and the Asset Transfer Agrement will be a legal, valid and binding obligation of each of the Vendor and the Corporation, enforceable against them in accordance with its terms, subject to:

          (a) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and

          (b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(2) No Other Purchase Agreements. No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment,

          (a) for the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporation or any securities of the Corporation,

          (b) for the purchase from the Vendor of any of the Purchased Shares, or

          (c) for the purchase or other acquisition from the Vendor or any Subsidiary of any of the Assets, other than in the ordinary course of business, or that would encumber any of the Assets.

(3) Regulatory Matters. There are no material licences, registrations, permits or qualifications (the "Licences") necessary to enable the Business to be carried on by the Corporation as now conducted or for the Assets to be owned, leased and operated by the Corporation. Except as specified in Schedule "3.1
(3)", neither the Vendor nor any Subsidiary is required to request or obtain the consent of any governmental agency, board, commission or authority

          (a) in connection with the execution, delivery or performance by the Vendor of this agreement or by the Vendor or the Corporation of the Asset Transfer Agreement or the completion of any of the transactions contemplated herein,

          (b) to avoid the loss of any material permit, Licence, certification or other authorization, or

          (c) in order that the authority of the Corporation to carry on the Business in the ordinary course and in substantially the same manner as presently conducted continues following the closing of the transactions contemplated hereunder.

(4) Status, Constating Documents and Licences.

          (a) The Vendor is and the Corporation will be a corporation duly incorporated and validly subsisting in all respects under the laws of their respective jurisdictions of incorporation. The Vendor has and the Corporation will have all necessary corporate power to own its properties and to carry on its business as it is being conducted.

          (b) Except where the failure to so qualify would not have a material adverse effect on the Business, the Vendor is and the Corporation will be, duly qualified to carry on business in each jurisdiction in which:

         (i)      it owns or leases property, or

         (ii) the nature or conduct of its business or the nature of the Assets makes such qualification necessary or desirable to enable the Business to be carried on.

(5) Material Contracts and Compliance. Attached hereto as Schedule "3.1(5)" is a true and complete list of all material contracts and commitments or other material obligations or restrictions to which the Vendor or any Subsidiary is a party or by which any of them are bound in relation to the Business that are not disclosed in another Schedule attached hereto. The execution, delivery and performance of this agreement and each of the other agreements contemplated or referred to herein by the Vendor and the Corporation, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Vendor or any Subsidiary under:

          (a) any term or provision of any of the articles, by-laws or other constating documents of the Vendor or any Subsidiary,

          (b) subject to obtaining contractual consents to the transfer of the agreements listed in Schedule "3.1(5)", the terms of any material contract (written or oral) (other than the Leases), indenture, instrument or understanding or other material obligation or restriction to which the Vendor or any Subsidiary is a party or by which any of them is bound in relation to the Business, or

          (c) subject to obtaining the regulatory consents referred to in Schedule "3.1 (3)", any term or provision of any of the Licences or any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Business is carried on.

(6) Corporate Records. The corporate records and minute books of each of the Vendor and the Subsidiaries, all of which have been provided to the Purchaser, contain complete and accurate minutes of all meetings of the directors and shareholders of the Vendor and the Subsidiaries held during the immediately preceding five years, and original signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Vendor and the Subsidiaries other than at a meeting. All such meetings were duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of the Vendor and the Subsidiaries are complete and accurate.

(7) Authorized and Issued Capital. The authorized capital of the Corporation will consist of an unlimited number of common shares, of which one hundred shares will be duly issued and outstanding as fully paid and non-assessable shares at the Closing Time. At the Closing Time, the Vendor will own the only issued and outstanding shares of the Corporation as the shareholder of record and as the beneficial owner, with good and marketable title thereto free and clear of any and all Encumbrances.

(8) Shareholder's Agreements, etc. There are no shareholder's agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation or, except as set out in Schedule "3.1(8)", of any other person.

(9) Financial Statements. The Audited Financial Statements, the Interim Financial Statements and the Business Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are true, correct and complete in all material respects and present fairly in all material respects the financial condition of the Vendor or the Business, as the case may be, at the date thereof or the period then ended.

(10) Financial Records. All material financial transactions of the Vendor and the Subsidiaries have been recorded in the financial books and records of the Vendor and the Subsidiaries in accordance with good business practice, and such financial books and records together with all disclosures made in this agreement or in the Schedules, present fairly the financial condition and the revenues, expenses and results of the operations of the Vendor and the Subsidiaries as of and to the date hereof.

(11) Liabilities. There are no material liabilities (contingent or otherwise) of the Vendor or any Subsidiary pertaining to the Business other than:

          (a)  liabilities   disclosed  in  or  provided  for  in  the  Business
               Financial Statements,

          (b) liabilities incurred since August 31, 1996 which were incurred in the ordinary course of business and are described in or provided for in the Closing Balance Sheet, and

          (c) other liabilities specifically disclosed in this agreement or in the Schedules.

(12) Absence of Certain Changes or Events. Since August 31, 1996, there has been no material adverse change in the Condition of the Business and, in particular, neither the Vendor nor any Subsidiary has

          (a) incurred any obligation or liabilities (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business none of which are materially adverse to the Business;

          (b)  paid  or  satisfied  any   obligation  or  liability   (fixed  or
               contingent) pertaining to the Business, except

          (i)  current   liabilities   included   in  the   Business   Financial
               Statements,

          (ii) current liabilities incurred since August 31, 1996 in the ordinary course of business, and

          (iii)scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this agreement or in the Schedules;

          (c) created any material Encumbrance upon any of the Assets, except as described in this agreement or in the Schedules,

          (d) sold, assigned, transferred, leased or otherwise disposed of any material part of the Assets, except in the ordinary course of business,

          (e) purchased, leased or otherwise acquired any material properties or assets for the Business, except in the ordinary course of business,

          (f) waived, cancelled or written-off any rights, claims, accounts receivable or any amounts payable pertaining to the Business, except in the ordinary course of business,

          (g) entered into any transaction, contract, agreement or commitment for the Business, except in the ordinary course of business,

          (h) terminated, discontinued, closed or disposed of any plant, facility or business operation of the Business,

          (i) had any supplier terminate, or communicate in writing to the Vendor or any Subsidiary the intention or threat to terminate its relationship with the Vendor or any Subsidiary pertaining to the Business, or the intention to substantially reduce the quantity of products or services it sells to the Vendor or any Subsidiary pertaining to the Business except in the case of suppliers whose sales to the Vendor and the Subsidiaries are not, in the aggregate, material to the Condition of the Business,

          (j) had any customer terminate, or communicate in writing to the Vendor or any Subsidiary the intention or threat to terminate its relationship with the Vendor or any Subsidiary pertaining to the Business, or the intention to substantially reduce the quantity of products or services it purchases from the Vendor or any Subsidiary, or its dissatisfaction with the products or services sold by the Vendor or any Subsidiary pertaining to the Business except in the case of customers whose purchases from the Vendor and the Subsidiaries are not, in the aggregate, material to the Condition of the Business;

          (k) made any material change in the method of billing customers or the credit terms made available by the Vendor or any Subsidiary to the customers of the Business,

          (l)  made  any   material   change  with  respect  to  any  method  of
               management, operation or accounting in respect of the Business;

          (m) suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could reasonably be expected to materially and adversely affect the Condition of the Business,

          (n) increased any form of compensation or other benefits payable or to become payable to any of the employees of the Business except increases made in the ordinary course of business; or

          (o) authorized, agreed or otherwise became committed to do any of the foregoing.

(13) Dividends and Distributions. The Corporation will not have declared or paid any dividend or made any other distribution on any of its shares, or redeemed or purchased or otherwise acquired any of its shares, or reduced its authorized capital or issued capital, or agreed to do any of the foregoing.

(14)      Tax Matters.

          (a) The Corporation will have paid all Taxes imposed by the Retail Sales Tax Act (Ontario) or other similar provincial legislation on the acquisition of tangible personal property as defined in the Retail Sales Tax Act (Ontario) prior to the Closing Time.

          (b) The Vendor will have paid all Taxes exigible under the Land Transfer Tax Act (Ontario) or other similar provincial legislation on the transfer of the Real Property to the Corporation and no such transfers will have been made on a tax-exempt basis.

          (c) The Corporation will not have acquired or have the use of any assets from a person (a "Related Person") with whom the Corporation is not dealing with at arm's length prior to the Closing Time other than as provided in the Asset Transfer Agreement. The Corporation will not have disposed of any asset to a Related Person for proceeds less than the fair market value of that asset.

          (d)  The Vendor is not a  non-resident  of Canada for the  purposes of section 116 of the Income Tax Act (Canada).

(15) Litigation. Except for the matters referred to in Schedule "3.1(15)", there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the

Vendor or any Subsidiary) pending or, to the best of the knowledge of the Vendor, threatened by or against or affecting the Vendor or any Subsidiary in connection with the Business, at law or in equity, or before or by any court or any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no such actions, individually or in the aggregate, would, if determined adversely to the Vendor or any Subsidiary, have a material adverse effect on the Business. The Vendor does not have any knowledge of any existing ground on which any such action, suit or proceeding may be commenced which, with any reasonable likelihood of success, would prevent the Vendor or any Subsidiary from fulfilling all of its obligations set out in or arising from this agreement.

(16)      Environmental Matters.  Except as disclosed in Schedule "3.1(16)",

          (a) The Vendor, each Subsidiary, the operation of the Business and the Leased Premises, the Real Property and all other Assets and the use, maintenance and operation thereof have been and are in compliance in all material respects with all Environmental Laws. The Vendor and the Subsidiaries have complied and are in compliance in all material respects with all reporting and monitoring requirements under all Environmental Laws. Neither the Vendor nor any Subsidiary has received any written notice of any non-compliance, or any verbal notice of any material non-compliance, with any Environmental Laws or material adverse environmental condition or requirement for environmental investigation, remediation or clean-up at, on or under the Leased Premises or the Real Property, nor to the best of the knowledge of the Vendor, was any such notice received by its predecessors in interest which remains outstanding or was not otherwise fully complied with.

          (b) There are no material permits, certificates, approvals, registrations and licences necessary to conduct the Business and to own, use and operate the properties and assets of the Business, including the Leased Premises and the Real Property in compliance with all Environmental Laws.

          (c) Except for Hazardous Substances while part of the inventories of the Business, there are no Hazardous Substances located at, on, under or near any of the Leased Premises, the Real Property or any other assets owned or used by the Vendor or any Subsidiary in connection with the Business except in material compliance with Environmental Laws, and no Release of any Hazardous Substances has occurred at, on or under the Leased Premises or the Real Property which has resulted in the presence of Hazardous Substances at, on or under the Leased Premises, Real Property or any other assets owned or used by the Vendor or any Subsidiary or off-site in connection with the Business at levels which exceed either (i) the applicable decommission or remediation criteria prescribed in the Ontario Ministry of Environment and Energy Guidelines for use at Contaminated Sites in Ontario (June 1996) or (ii) the applicable decommission or remediation criteria under any Environmental Laws or applicable standards published or administered by those governmental authorities responsible for establishing or applying such standards as used by the applicable regulatory authority. Neither the Vendor nor any Subsidiary nor, to the best of the Vendor's knowledge, none of their predecessors in interest, have used any of the Leased Premises, the Real Property or any other assets owned or used by the Vendor in connection with the Business to produce, generate, store, handle, process, transport, recycle or dispose of any Hazardous Substances except in material compliance with Environmental Laws and none of the Real Property or Leased Premises have been or are being used as a landfill or waste disposal site.

          (d) Without limiting the generality of the foregoing, there are no underground or above ground storage tanks or polychlorinated biphenyls (PCBs) or radioactive substances or asbestos or UFFI located at, on or under any of the Real Property, Leased Premises or other assets owned or used by the Vendor or any Subsidiary in connection with the Business. Neither the Vendor nor any Subsidiary is and there is no basis upon which the Vendor or any Subsidiary could become, responsible for any clean-up, remediation, investigation or corrective action under any Environmental Laws respecting the Real Property, Leased Premises or other off-site property, including without limitation any waste disposal or waste receiving site. Neither the Vendor nor any Subsidiary, and to the Vendor's knowledge none of their predecessors in interest, have conducted or had conducted an environmental audit, assessment or study of any of the Real Property, Leased Premises or other assets owned or used by the any of them in connection with the Business.

(17) Title to Assets. The Vendor or a Subsidiary is the owner of and has good and marketable title to all Assets (other than the Real Property), free and clear of all Encumbrances, except for Permitted Encumbrances listed in Part B of Schedule "1.1(ak)" and to the best of the knowledge of the Vendor, save and except for Permitted Encumbrances, there are no claims adverse to the title of the Vendor or the Subsidiaries to such Assets. No other person owns any assets which are being used in the Business, except for the Leased Premises and personal property leased by the Vendor. There are no agreements or commitments to purchase property or assets by the Vendor or any Subsidiary (other than this agreement) for the Business other than in the ordinary course of business.

(18) Accounts Receivable. The accounts receivable of the Business reflected in the Business Financial Statements as at August 31, 1996 and all accounts receivable of the Business arising since August 31, 1996 arose from bona fide transactions in the ordinary course of business and are valid (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Interim Financial Statements or as previously disclosed in writing to the Purchaser).

(19) Inventory. The current inventory pertaining to the Business is good and usable and is capable of being processed and sold in the ordinary course of business at normal profit margins. Inventory will be valued net of reserves for excess and obsolete items. For these purposes, obsolete inventory will be determined consistent with the formula and methodology used by the Vendor in accordance with past practice to determine obsolescence.

(20) Machinery and Equipment. All machinery and equipment owned or used by the Vendor or a Subsidiary in the Business are in good working order and repair for the purposes of ongoing operations, subject to ordinary wear and tear.

(21) Real Property:

          (a) Schedule "1.1(an)" lists the municipal addresses of the Real Property. Except for Permitted Encumbrances listed in Part A of Schedule "1.1(ak)" and as may be disclosed by any instruments of record affecting the title to the Real Property, there are no agreements, options, contracts or commitments:

               (i) to sell, transfer or otherwise dispose of any of the Real Property; or

               (ii) which would require the consent of another party:

                    A.   to  the   acquisition  of  the  Real  Property  by  the
                         Corporation; or

                    B. to any sale, transfer or disposition of any of the Real Property by the Vendor or any Subsidiary; or

                    C.   to the creation of any Encumbrances thereon.

          (b) The Vendor or a Subsidiary is the beneficial and registered owner of, and has good and marketable title in fee simple to, the Real Property (save and except for the Thunder Bay Property), free and clear of any and all Encumbrances, except for the Permitted Encumbrances listed in Part A of Schedule "1.1(ak)" and to the best of the knowledge of the Vendor, save and except for Permitted Encumbrances, there are no claims adverse to the title of the Vendor or the Subsidiaries to the Real Property.

          (c)  Neither  the  Vendor  nor  any   Subsidiary   has   received  any
               notification (which remains outstanding) that any of the Real Property or Leased Premises or any buildings and structures located thereon or the conduct of the Business as presently conducted violates any zoning or building laws, ordinances, regulations, covenants or official plans (subject to any legal non-conforming uses) or title reservations or restrictions or any of the Encumbrances. Except as may be disclosed by any survey which has been made available to the Purchaser, such buildings and structures do not encroach upon any lands not owned by the Vendor or a Subsidiary. To the best of the knowledge of the Vendor, there are no expropriation, condemnation or similar proceedings pending or threatened with respect to any of the Real Property or Leased Premises.

(22)     [Intentionally deleted.]

(23) Leased Premises. Schedule "1.1(af)" describes all Leases. Complete and correct copies of the Leases, to the extent such are in the possession or control of the Vendor or any Subsidiary, have been delivered to the Purchaser. The Leases are the only agreements between the Vendor or a Subsidiary and the landlords, sublandlords or licensors of the Leased Premises in respect thereof. Except as disclosed in "Schedule 3.1(23)", the Vendor or a Subsidiary, as the case may be, is exclusively entitled to all rights and benefits as tenant, subtenant or licensee, as the case may be, under the Leases and the Vendor or a Subsidiary, as the case may be, has not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premises or in the Leases to any other person. Each Lease is valid and subsisting and enforceable in accordance with its terms, subject to the qualifications set out in Section 3.1(1). Either the Vendor or a Subsidiary has observed and performed in all material respects all its obligations (rental and otherwise) under the Leases to date. All the Leases are in full force and effect and no material obligations to be performed prior to the date hereof are outstanding by the Vendor or any Subsidiary under any Lease. There is no existing condition that, with notice and the passage of time or both, would constitute a default by the Vendor or any Subsidiary under any Lease that would entitle the other party to terminate any Lease. Neither the Vendor nor any Subsidiary has received any written notice (which remains outstanding) of any default of any of its obligations under the Leases on account of rental and other payments or other obligations under the Leases required to be paid and performed by the Vendor or a Subsidiary, as the case may be, pursuant to the Leases. There are no disputes under any of the Leases.

(24) Work Orders and Deficiencies. Neither the Vendor nor any Subsidiary has received any notice (which remains outstanding and which, in the aggregate, would materially and adversely affect the ability to carry on the Business on any of the Real Property or the Leased Premises substantially in the manner in which the Business is currently being carried on) of any work order, non-compliance order, deficiency notice or other such notice relative to the construction or state of repair of any of the Real Property or the Leased Premises which has been issued by any regulatory authority, police or fire department, sanitation, environmental, labour, health or other governmental authority or agency.

(25) Condition of Properties. To the best of the knowledge of the Vendor, the buildings and structures comprising the Real Property are free of any material structural defect of any kind whatsoever or any material mechanical defect and all mechanical systems are in good working order and repair and, so far as the Vendor is aware, the foregoing provisions of this subsection (25) are also true in respect of each of the Leased Premises. The Vendor has delivered to the Purchaser copies of all architectural, engineering and other reports that are in either its possession or control as to the condition of such buildings and structures.

(26) Business. All the Real Property and all the Leased Premises are being used in connection with the Business. The Business is not being conducted otherwise than from the Real Property and the Leased Premises.

(27)     [Intentionally deleted]

(28) Leases of Personal Property. Except as set out in Schedule "3.1(28)", the Vendor is not the lessee under any lease of personal property for the Business in respect of which the annual financial obligation exceeds $20,000. Complete and correct copies of each of the leases referred to in Schedule "3.1(28)", to the extent in the possession or control of the Vendor, have been provided to the Purchaser by being placed in the Data Room or supplied to McCarthy Tetrault.

(29)     Intellectual Property:

          (a) The Vendor has good and valid title to all of the Owned Intellectual Property listed in Schedule "1.1(ai)" free and clear of all liens, charges, Encumbrances and any other rights of others, other than those set out in Schedule "1.1(ai)" or as otherwise disclosed herein;

          (b) the Vendor has the sole and exclusive right to use the Owned Intellectual Property listed in Schedule "1.1(ai)" except to the extent the Vendor has licensed others to use the Owned Intellectual Property, which licences are listed in Schedule "1.1(ai)";

          (c) to the Vendor's knowledge, the Vendor has the sole and exclusive right to use the Licensed Intellectual Property listed in Schedule "1.1(ah)" except to the extent the rights are identified in Schedule "1.1(ah)" as being non-exclusive;

          (d) the Owned Intellectual Property listed in Schedule "1.1(ai)" has been duly registered or applications to register the same have been filed in all appropriate offices to preserve the rights therein and of the Vendor thereto, and, except as disclosed in such Schedule, all registrations and applications therefor are in good standing;

          (e) to the Vendor's knowledge, the Intellectual Property listed on Schedules "1.1(ah)" and "1.1(ai)" includes all of the
               Intellectual Property required for the carrying on of the Business;

          (f) the Vendor is not a party to any contract or commitment to pay any royalty, licence or other fee with respect to the use of the Intellectual Property except as set out in Schedule "1.1(ai)";

          (g) to the Vendor's knowledge, no consents or licences will be required from any person at any time for the Corporation to permit the Owned Intellectual Property listed in Schedule "1.1(ai)" or Licensed Intellectual Property listed in Schedule "1.1(ah)" to be used by third parties except as set out in those Schedules;

          (h) to the Vendor's knowledge, the conduct of the Business does not involve any infringement, misuse or misappropriation of any Intellectual Property rights of third parties; and

               (i) except as set out in Schedule "1.1(ah)" or "(ai)", no notice has been received by the Vendor or any Subsidiary, and the Vendor is not otherwise aware, that any part of the Owned or Licensed Intellectual Property is invalid or unenforceable, or that any infringement, misuse or misappropriation thereof by any third party has occurred.

(30) Subsidiaries and Other Interests. Except as specified in Schedule "3.1(30)", the Corporation is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any person or corporation and the Corporation, at the Closing Time, will have no subsidiaries or own any securities issued by, or any equity or ownership interest in, any other person or corporation engaged in the Business.

(31) Partnerships or Joint Ventures. Except as specified in Schedule "3.1(31)", neither the Vendor nor any Subsidiary is a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind pertaining to the Business and is not party to any agreement under which the Vendor or a Subsidiary has agreed to carry on any part of the Business or any other activity in such manner or by which the Vendor or a Subsidiary has agreed to share any revenue or profit with any other person.

(32) Customers. A true and complete list of all material customers of the Business as of the date hereof is attached as Schedule "3.1(32)".

(33) Restrictions on Doing Business. Neither the Vendor nor any Subsidiary is a party to or bound by any agreement which would materially restrict or limit its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as it may determine.

(34) Guarantees, Warranties and Discounts. Except as described in Schedule "3.1(34)" attached hereto,

          (a) neither the Vendor nor any Subsidiary is a party to or bound by any agreement of guarantee, indemnification, hold harmless agreement, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person in connection with the Business;

          (b) neither the Vendor nor any Subsidiary has given any guarantee or warranty in respect of any of the products sold or the services provided by it for the Business, except warranties made in the ordinary course of the Business and for warranties implied by law and the Vendor does not have any standard written warranty;

          (c) since January 31, 1996, except as disclosed in Section 3.1(15) no claim has been made against the Vendor or any Subsidiary for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work relating to the Business except claims reflected in the Business Financial Statements or incurred in the ordinary course of the Business;

          (d) there are no repair contracts or maintenance obligations of the Vendor or any Subsidiary in favour of the customers or users of products of the Business, except obligations incurred in the ordinary course of the Business; and

          (e) neither the Vendor nor any Subsidiary is subject to any agreement with or commitment to any customer of the Business which could require the Vendor or any Subsidiary to repurchase any products sold to such customer or to adjust any price or grant any refund, discount or other concession to such customer which, if exercised, would have a material adverse effect on the Condition of the Business.

(35) Licenses, Agency and Distribution Agreements. Schedule "3.1(35)" lists all material agreements to which the Vendor or any Subsidiary is a party or by which it is bound under which the right to manufacture, use or market any product, service, or other property in connection with the Business has been granted, licensed or otherwise provided to the Vendor or any Subsidiary or by the Vendor or any Subsidiary to any other person, or under which the Vendor or any Subsidiary has been appointed or any person has been appointed by the Vendor or any Subsidiary as an agent, distributor, licensee or franchisee for any of the foregoing. None of the agreements listed in Schedule "3.1(35)" grant to any person any authority to incur any liability or obligation or to enter into any agreement on behalf of the Vendor or any Subsidiary.

(36) Employees. Schedule "3.1(36)" sets forth the name, job title, duration of employment, vacation entitlement and rate of remuneration (including bonus and commission entitlement) of each employee of the Vendor or any Subsidiary who performs functions for or relating to the Business. Schedule "3.1(36)" also sets forth the names of all employees of the Vendor or any Subsidiary who perform functions for or relating to the Business who are now Insured Employees.

(37) Employment Agreements. Neither the Vendor nor any Subsidiary is a party to any written or oral employment, service or consulting agreement relating to any one or more persons who performs a function for or relating to the Business, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount on termination of employment except as described in Schedule "3.1(37)". Neither the Vendor nor any Subsidiary has any employee who performs a function for or relating to the Business who cannot be dismissed on such period of notice as is required by law in respect of a contract of hire for an indefinite term.

(38)     Labour Matters and Employment Standards:

          (a) Neither the Vendor nor any Subsidiary is bound by or a party to any collective bargaining agreement affecting or relating to the Business except as outlined on Schedule "3.1(38)" and, to the best of the knowledge of the Vendor, during the period of three years preceding the date of this agreement, there has not been any attempt to organize, certify, decertify or establish any labour union or employee association in relation to any of the other employees of the Vendor or any Subsidiary.

          (b) Except as disclosed in Schedule "3.1(38)", no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

               (i) holds bargaining rights with respect to any of the Vendor's or any Subsidiary's employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

               (ii) during the period of three years  preceding the date of this agreement has applied to be certified as the bargaining agent of any of the employees of the Vendor or any Subsidiary; or

               (iii)during the period of three years  preceding the date of this agreement has applied to have the Vendor or any Subsidiary declared a related or successor employer pursuant to any applicable labour or employment legislation.

          (c) Except as disclosed in Schedule "3.1(38)", there are no existing or, to the best of the knowledge of the Vendor, threatened, labour strikes or labour disputes or grievances affecting the Business.

          (d) Each of the Vendor and Subsidiaries has materially complied with all laws, rules, regulations and others applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, pay equity and workers compensation. There are no outstanding charges or complaints against the Vendor or any Subsidiary relating to unfair labour practices or discrimination or under any legislation relating to employees. The Vendor and Subsidiaries have paid in full all amounts owing under the Workers' Compensation Act (Ontario) or comparable legislation, and the workers' compensation claims experience of the Vendor and the Subsidiaries would not permit a penalty reassessment under such legislation.

(39)     Benefit Plans:

          (a) All deferred compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement, supplementary retirement and every other benefit plan, programme, agreement or arrangement (whether written or unwritten) maintained or contributed to by the Vendor, or any subsidiary for the benefit of any of the employees of the Business and their eligible dependents or beneficiaries but excluding any such plans with which the Vendor is required to comply under applicable legislation (the "Benefit Plans") are listed in Schedule "3.1(39)" together with all compensation policies generally applicable to employees or dependent or independent contractors of the Vendor. The Vendor has delivered to the Purchaser by placing in the Data Room true, complete and up-to-date copies of all material written Benefit Plans and summary descriptions of all other Benefit Plans, together with the most current funding agreements, summary descriptions provided to past or present participants therein and the most recent actuarial reports, and financial statements, if any, and evidence of any registration in respect thereof for the Acklands Plan.

          (b) The Benefit Plans are accurately described in Schedule "3.1(39)" or in the documents provided in the Data Room and no promises or commitments have been made by the Vendor to amend any Benefit Plan or to provide increased benefits thereunder to any of the Affected Employees, except as required by applicable legislation.

          (c) Except as disclosed in Schedule "3.1(39)", any Benefit Plan that is not a pension plan is, and has been since its establishment, duly registered where required by legislation (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and is in compliance in all material respects with, all applicable legislation and administrative guidelines issued by the regulatory authorities having application to such Benefit Plans.

(40) Insurance. Schedule "3.1(40)" contains a true and complete list of all current insurance policies maintained by the Vendor or a Subsidiary or under which the Vendor or a Subsidiary is covered in respect of the Assets, the Business or personnel of the Business as of the date hereof. Complete and correct copies of all such insurance policies have been provided to the Purchaser. Current insurance policies are in full force and effect and neither the Vendor nor any Subsidiary is in default with respect to the payment of any premium required pursuant to any such insurance policy. To the best of the knowledge of the Vendor, there are no circumstances under which the Vendor would be required to, or, in order to maintain its coverage should, give any notice to the insurers under any such insurance policies which has not been given. The Vendor has not received written notice from any of the insurers regarding cancellation or threatened cancellation of such current insurance policies. Neither the Vendor nor any Subsidiary has failed to present any claim under any such insurance policy in due and timely fashion. Neither the Vendor nor any Subsidiary has received written notice from any of the insurers denying any claims relating to the Business.

(41) Dealing with Affiliates. Except pursuant to the Asset Transfer Agreement, the Corporation will not be a party to or bound by any agreement with, or indebted to, and no amount will be owing to the Corporation by the Vendor or any of the Vendor's Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees (except for oral employment agreements with employees) or former employees of the Corporation or any person not dealing at arm's length with any of the foregoing. The Corporation will not have made or authorized any payments to the Vendor or any of the Vendor's Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of the Vendor or to any person not dealing at arm's length with any of the foregoing.

(42) Compliance with Laws. Neither the Vendor nor any Subsidiary has violated any federal, state, provincial, municipal or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign pertaining to the Business which would have a material adverse effect on the Business except as disclosed in Schedule "3.1(16)".

(43)     Statutory Liens:

          (a) The Vendor and each Subsidiary have paid all amounts currently owing by them for the supply of utilities or telephone services to the Real Property and the Leased Premises and there are no arrears thereof.

          (b) The Vendor and each Subsidiary have collected and remitted all amounts required by all governmental authorities as provincial or state sales tax, education and health tax and other taxes of similar nature.

          (c) Except for amounts currently or prospectively due and payable, there are no land taxes, assessments, development charges or local improvement levies or other municipal charges owing with respect to the Real Property except as otherwise permitted under this agreement.

(44) No Broker. The Vendor has carried on all negotiations relating to this agreement and the transactions contemplated in this agreement without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against the Purchaser.

(45) U.S. Sales. No sales were made directly in or into the United States by the Business during or since the end of the most recent fiscal year of the Vendor. To the best of the knowledge of the Vendor, none of the sales made by the Business during that time period were sales of products for delivery to purchasers in the United States.

(46) Securities Matters. The Vendor is not a U.S. person as such term is defined in Regulation S under the U.S. Securities Act of 1933; the Vendor is not acquiring the Grainger Common Stock for the account or benefit of a U.S. person; the Vendor received the offer to acquire the Grainger Common Stock outside of the United States; and the Vendor has no present intention to distribute the Grainger Common Stock.

(47) Cuban Sales. The Corporation will not have purchased any products from or sold any products to Cuba or any Cuban person.

3.2 Representations and Warranties by the Purchaser. The Purchaser hereby represents and warrants to the Vendor as follows, and confirms that the Vendor is relying on the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares and the completion of the other transactions hereunder:

(1) Corporate Authority and Binding Obligation. The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Purchaser has full corporate power and authority to enter into this agreement and to purchase the Purchased Shares from the Vendor in the manner contemplated herein and to perform all of the Purchaser's obligations under this agreement. The Purchaser and its board of directors have taken all necessary steps and corporate and other proceedings to approve or authorize the entering into of, and the execution, delivery and performance of, this agreement and the purchase of the Purchased Shares by the Purchaser from the Vendor. This agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to

          (a) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally and

          (b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(2) Contractual and Regulatory Approvals. Except as specified in Schedule "3.2(2)", the Purchaser is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this agreement or the completion of any of the transactions contemplated herein. Complete and correct copies of any agreements under which the Purchaser is obligated to request or obtain any such consent has been provided to the Vendor.

(3) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

          (a) any term or provision of any of the articles, by-laws or other constating documents of the Purchaser, which are attached as Schedule "3.2(3)",

          (b) subject to obtaining the contractual consents referred to in Schedule "3.2(2)", the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which or the Purchaser is a party or by which it is bound, or

          (c) subject to obtaining the regulatory consents referred to in Schedule "3.2(2)", any term or provision of any licences, registrations or qualification of the Purchaser or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction.

(4) Grainger Common Stock. The shares of Grainger Common Stock issued by the Purchaser to the Vendor in satisfaction of the Purchase Price will be duly issued as fully paid, and will be free and clear of all Encumbrances and the Purchaser has full right and authority to issue such shares to the Vendor. It is understood that the shares of Grainger Common Stock have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of such Act is available.

(5) Investment Canada. The Purchaser is a WTO Investor within the meaning of the Investment Canada Act (Canada).

(6) Litigation. There is no suit, action, litigation, investigation, claim, complaint or proceeding before any governmental authority in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser, which, if determined adversely to the Purchaser, would,

          (a) prevent the Purchaser from satisfying the payment of the Purchase Price;

          (b) enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this agreement; or

          (c) prevent the Purchaser from fulfilling all of its obligations set out in or arising from this agreement,

and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

(7) No Broker. The Purchaser has carried on all negotiations relating to this agreement and the transactions contemplated in this agreement without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against the Vendor.

4.       SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

4.1 Survival of Warranties by the Vendor. The representations and warranties made by the Vendor and contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Purchased Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this section:

          (a) Except as provided in paragraphs (b), (c), (d) and (e) of this Section, no Warranty Claim may be made or brought by the Purchaser after the date which is 30 months following the Closing Date.

          (b) Any Warranty Claim which is based on or relates to a tax liability of the Vendor or a Subsidiary may be made or brought by the Purchaser at any time prior to 60 days following the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties in respect of such tax liability under applicable tax legislation could be issued, assuming that the Vendor or a Subsidiary does not file any waiver or similar document extending such period as otherwise determined.

          (c) Any Warranty Claim which is based on or relates to any products liability may be made or brought by the Purchaser at any time prior to five years following the Closing Date.

          (d)  Any  Warranty  Claim which is based on or relates to,  subject to
               Section 4.1(e), any environmental liability may be made or brought by the Purchaser at any time prior to 10 years following the Closing Date.

          (e) Any Warranty Claim which is based on or relates to the title to the Assets or Purchased Shares or any environmental liability with respect to the properties referred to in Section 5.1(f) or which is based on intentional misrepresentation or fraud by the Vendor may be made or brought by the Purchaser at any time.

After the expiration of the periods of time referred to in paragraphs  (a), (b),
(c), (d) and (e), respectively, of this Section, the Vendor will be released from all obligations and liabilities in respect of the applicable representations and warranties made by the Vendor and contained in this agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any Warranty Claims made by the Purchaser in writing prior to the expiration of any such period.

4.2 Survival of Warranties by the Purchaser. The representations and warranties made by the Purchaser and contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendor or any other person or any knowledge of the Vendor or any other person, shall continue in full force and effect for the benefit of the Vendor provided that no Warranty Claim may be made or brought by the Vendor after the date which is 30 months following the Closing Date.

4.3      Limitations on Warranty Claims.

(1) No party hereto shall be entitled to make a Warranty Claim if such party has been advised in writing of the inaccuracy, non-performance, non-fulfilment or breach which is the basis for such Warranty Claim after the date hereof and prior to the Closing Time and waives such inaccuracy, non-performance, non-fulfilment or breach in writing and completes the transactions hereunder

(2) No party shall be entitled to make any Warranty Claim until the aggregate amount of all damages, losses, liabilities and expenses incurred by such party as a result of all misrepresentations and breaches of warranties contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby is equal to or greater than $100,000.

(3) Notwithstanding any other provisions of this agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum aggregate liability of the Vendor in respect of all Warranty Claims, other than the claims with respect to the properties referred to in Section 5.1(f), will be limited to an amount equal to $250 million.

5.       COVENANTS

5.1 Covenants by the Vendor. The Vendor covenants with the Purchaser that it will do or cause to be done the following:

          (a) Investigation of Business and Examination of Documents. During the Interim Period, the Vendor will cause the Subsidiaries to provide access to, and will permit the Purchaser, through their representatives, to make such investigation of, the operations, properties, (including the Leased Premises and Real Property), assets and records of the Vendor and the Subsidiaries and of their financial and legal condition as is reasonably necessary or advisable to familiarize itself with such operations, properties, assets, records and other matters. Such investigation shall include, without limitation, environmental site investigations consisting of surveys, tests, analysis and, if considered necessary by the Purchaser, samples. For purposes of any such environmental site investigation, the Vendor shall provide, immediately upon request by the Purchaser, consent to governmental authorities to release to the Purchaser any information relating to environmental matters and the Vendor shall cooperate with the Purchaser in connection with such environmental site investigations. Completion of any such environmental site investigation shall in no way limit, waive or diminish the scope or otherwise effect in any way the representations, warranties, covenants, indemnities and obligations of the Vendor hereunder. In respect of any real property survey which is less than 10 years old from the date hereof, the Vendor shall provide the Purchaser with a written certificate that there have been no material improvements or changes which would adversely affect the continuation of the operation of the Business thereon since the date of the survey. Without limiting the generality of the foregoing, during the Interim Period the Vendor will permit the Purchaser and its representatives to have access to the premises used in connection with the Business at such reasonable times as may be designated by the Vendor so as not to disrupt the routine daily affairs of the Business, and will produce for inspection or provide copies to the Purchaser of:

               (i)  all  agreements and other  documents  referred to in Section
                    3.1 or in any of the Schedules and all other contracts, leases, licenses, title documents, title opinions, real property surveys, insurance policies, pension plans, information relating to employees engaged in the Business, customer lists, information relating to customers and suppliers of the Business, documents relating to all indebtedness, documents relating to legal or administrative proceedings, environmental audit or assessment reports and all other documents of or in the possession of the Vendor or any Subsidiary relating to the Business;

               (ii) all minute  books,  share  certificate  books,  registers of security holders, registers of transfers of securities, registers of directors and other corporate documents of the Vendor and the Subsidiaries for the immediately preceding five years;

               (iii)all books,  records,  accounts,  tax returns  and  financial statements of the Vendor and the Subsidiaries pertaining to the Business; and

               (iv) all other  information  which, in the reasonable  opinion of the Purchaser's representatives, is required in order to make an examination of the Assets, the Business and the Corporation.

          (b) Conduct of Business. Except as contemplated by this agreement or with the prior written consent of the Purchaser, during the Interim Period the Vendor will, and will cause the Subsidiaries to:

               (i) operate the Business only in the ordinary course thereof, consistent with past practices;

               (ii) take all  actions  within  its  control  to ensure  that the representations and warranties in Section 3.1 remain true and correct at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of the Closing Time, and to satisfy or cause to be satisfied the conditions in Section 6.1;

               (iii)take  all  actions   within  its  control  to  preserve  the
                    Business and the goodwill of the Business and the relationships with customers, suppliers and others having business dealings with it, to keep available the services of its present officers and employees and to maintain in full force and effect all agreements to which the Vendor or a Subsidiary is a party, and take all other action reasonably requested by the Purchaser in order that the Condition of the Business will not be impaired in any material respect during the Interim Period; and

               (iv) promptly  advise the  Purchaser  in writing of any  material adverse change in the Condition of the Business during the Interim Period;

          (c) Transfer to Corporation.

               (i) Prior to the Closing Time, the Vendor will transfer or cause to be transferred to the Corporation good and marketable title to all the Assets (except the property known municipally as 90 West Beaver Creek, Richmond Hill, Ontario, the "Beaver Creek Property" and the Thunder Bay Property) and the Assumed Liabilities and will take all necessary steps and corporate proceedings to be taken in order to permit the Assets and Assumed Liabilities to be transferred to the Corporation as provided in the Asset Transfer Agreement. Without limiting the generality of the foregoing, the Vendor will discharge all Encumbrances on the Assets prior to the Closing Time except the Permitted Encumbrances and the mortgage of the Beaver Creek Property in favour of The Manufacturers Life Insurance Company in the original amount of $4,000,000 (the "BCP Mortgage") and the mortgage referred to in part (vi) of this subsection.

               (ii) Until  such time as the title to the Beaver  Creek  Property has been transferred to and registered in the name of the Corporation, the Vendor will cause Safeco Mfg. Limited to lease it to the Corporation for a nominal rent. Such lease will be for a term initially that expires on April 14, 1997 and will be renewable by the Corporation on an monthly basis until the Beaver Creek Property has been transferred to the Corporation.

               (iii)The  Vendor  will  cause  Safeco  Mfg.  Limited  to make all payments and perform all obligations of the mortgagor under the BCP Mortgage in accordance with its terms and to repay the balance of the loan by not later than April 14, 1997 and to obtain and register a discharge thereof and all related personal property security forthwith thereafter.

               (iv) By not later than April 14, 1997,  the Vendor will  transfer to the Corporation good and marketable title to the Beaver Creek Property subject only to the Permitted Encumbrances listed in Part C of Schedule "1.1(ak)" and the generic Permitted Encumbrances described in Part A of Schedule "1.1(ak)". The Vendor will reimburse the Corporation on account of the registration fee and land transfer tax paid by it to register such transfer.

               (v) The Vendor will proceed diligently and use all commercially reasonable efforts to obtain a new lease of the premises known municipally as 155 George Hills Way, Prince Rupert, British Columbia in favour of the Corporation for the remainder of its current renewal term and otherwise on the same terms.

               (vi) Prior to the  Closing  Time,  the  Vendor  will  obtain  all consents required in order to assign the Leases located at 11754-170th Street, Edmonton, 14350-123rd Avenue, Edmonton, 14345-123rd Avenue, Edmonton, 1402 Quebec Avenue, Saskatoon and 1325 Lawrence Avenue East, Don Mills and not less than 40% of all other Leases. Excepting the foregoing, the Vendor will obtain the consents required in order to assign all other Leases within 180 days of the Closing Date. All consents shall be effective as of the date of assignment, shall be obtained in a manner such that the Corporation shall not be in default as a result of the transaction provided for herein and the Vendor shall use all reasonable efforts to provide to the Purchaser estoppel certificates for all Leases substantially in the form provided in Schedule "5.1(c)(vi)".

          (d) Transfer of Purchased Shares. At or before the Closing Time, the Vendor will cause all necessary steps and corporate proceedings to be taken in order to permit the beneficial and registered ownership of the Purchased Shares to be transferred to the Purchaser free from all Encumbrances.

          (e) Resignation of Officers and Directors. At or before the Closing Time, the Vendor will cause each person who is a director or officer of the Corporation, other than such persons as may be designated in writing by the Purchaser, to submit his or her written resignation as a director or officer to the Corporation which will be effective at the Closing Time.

          (f) Rejection of Realty. The Purchaser may, due to the extent of environmental remediation, clean-up or corrective action required in relation to any Real Property or Leased Premises, at its option, by written notice given at any time on or prior to November 25, 1996 or such later date as is agreed by the Vendor and the Purchaser in writing determine that (i) the title to any such Real Property or the lease, sublease or licence, as the case may be, of any such Leased Premises must not be transferred by the Vendor to the Corporation (the "Rejected Properties") and/or
               (ii) the Vendor will lease any such Rejected Property to the Corporation at the market rate for a period not exceeding six months after the Closing Time so as to enable the Purchaser to relocate the operations theretofore carried on from such Rejected Property to another location. In the event that the Purchaser identifies in the written notice any Real Property or Leased Premises requiring remediation, clean-up or corrective action at a cost that exceeds the fair market value of the property, the Vendor may, at its option, by written notice at any time on or prior to November 27, 1996 or such later date as is agreed by the Vendor and the Purchaser in writing, deem the property to be a Rejected Property and the provisions of Section 5.1(f)(ii) shall apply. The costs of any such relocation shall be borne by the Purchaser except in the case of the rejection of a property by the Vendor when the Vendor will pay the Purchaser an amount equal to the sum of the replacement value of the Rejected Property (determined as if no remediation, clean up or corrective action is required) and the relocation costs. After the Closing Time, the Vendor shall remain solely responsible and liable at all times for any and all environmental liabilities (whether accrued, actual, contingent or otherwise) in connection with all Rejected Properties arising or connected with activities occurring prior to the Closing Time and neither the Corporation or the Purchaser shall assume any such responsibility or liability.

          (g) Environmental Clean-Up. With respect to any Real Property or Leased Premises that is not a Rejected Property as contemplated under section 5.1(f), in the event, as a result of activities occurring prior to the Closing Time, environmental remediation, clean-up or corrective action is required to put any Real Property or Leased Premises into compliance with the applicable decommissioning or remediation criteria prescribed in the Ontario Ministry of Environment and Energy Guideline For Use at Contaminated Sites in Ontario (June 1996) or other applicable decommissioning or remediation criteria under any Environmental Laws or applicable standards published or administered by those governmental authorities responsible for establishing or applying such criteria as used by the applicable regulatory authority or to comply with applicable requirements of Environmental Law, the Purchaser shall provide written notice at any time on or prior to November 25, 1996 to the Vendor identifying such property including generally the environmental remediation, clean-up or corrective action required to be undertaken and the estimated costs thereof. If the cost of such environmental remediation, clean-up or corrective action does not exceed a maximum amount of $10 million in the aggregate, the Purchaser will undertake such environmental remediation, clean-up or corrective action and the Vendor will reimburse the Purchaser for all reasonable costs incurred in connection therewith. If the cost of such environmental remediation, clean-up or corrective action exceeds a maximum amount of $10 million in the aggregate, the Purchaser, at its option, may either agree to pay for the costs of environmental remediation, clean- up or corrective action in excess of the maximum amount of $10 million in the aggregate or terminate the agreement on November 25, 1996. For greater certainty, it is understood that the provisions of Section 4.3(2) will not apply to the obligations of the Vendor under this
               Section 5.1(g).

               Any such remediation, clean-up or corrective action shall be undertaken in a timely and environmentally diligent and sound manner and in such a manner that minimizes any impact on the Real Property, the Leased Premises and the Business. The methodology and scope of work for such remediation, clean-up or corrective action shall be determined by the Purchaser in consultation with the Vendor, acting reasonably.

          (h)  Thunder Bay Property

               The Vendor shall provide responses satisfactory to the Purchaser, acting reasonably, to the requisitions set forth in paragraphs 1 to 7 inclusive of the letter of McCarthy Tetrault to Osler Hoskin & Harcourt dated October 28, 1996 and transfer good and marketable title to the Real Property known municipally as 800 Norah Crescent, Thunder Bay, Ontario (the "Thunder Bay Property") to the Corporation by the first anniversary of the Closing Date. If the Vendor fails to do so, the Vendor shall indemnify the Purchaser in an amount equal to the fair market value of the Thunder Bay Property as of the Closing Date (assuming that the owner thereof then had good and marketable freehold title). The Vendor shall proceed diligently and use all commercially reasonable efforts to satisfy such requisitions and shall from time to time at the request of the Purchaser provide written reports as to its progress. The Vendor shall ensure that the Corporation has exclusive occupancy of the Thunder Bay Property as though the Corporation were a tenant of the Thunder Bay Property under a lease made pursuant to Section 6.1(k) until the earlier of the first anniversary of the Closing Date and the date on which such transfer occurs.

          (i) Insurance. Prior to the Closing Time, discontinued products liability coverage with a responsible and reputable insurance company will be purchased in such amounts as are acceptable to the Purchaser, acting reasonably, and covering a five year period subsequent to Closing Date. The cost of such insurance will be shared equally by the Vendor and the Purchaser. At or before Closing Time the Vendor will produce written evidence thereof naming the Purchaser and the Corporation as additional insureds.

          (j)  Name and Trade-mark Matters.

               (i) Prior to the Closing Date, the Vendor will, and will cause its Subsidiaries to: (i) subject to the interim trade mark licence referred to in Section 6.1(f) cease use of all of the Intellectual Property transferred to the Corporation pursuant to the terms of this Agreement; (ii) file all necessary documentation with the appropriate government offices to cancel the registration of all business names (other than the British Columbia business names Acklands Automotive, Acklands Body Shop Supply, Acklands Finance, and Bumper to Bumper) that are composed of or include any trade-mark transferred to the Corporation pursuant to the terms of this agreement (the "Trade-marks"); and (iii) with the exception of the use of the trade-mark ACKLANDS in the corporate name of the Vendor, file Articles of Amendment changing any corporate name that includes any Trade-mark to a name that does not include any Trade-mark.

               (ii) Within six months  following  the Closing  Date,  the Vendor will (i) cease all use of the trade-mark ACKLANDS, including the use of that trademark in its corporate name, or, subject to Section 5.1(j)(i), any business name, trade-name or trade-style; and (ii) file Articles of Amendment changing its corporate name to one that does not include any Trade-mark or any name similar to or confusing with any Trade-mark.

          (k) Minimum Shareholders' Equity. The Vendor shall maintain a minimum Shareholders' Equity of not less than

               (i) $34 million at all times from and including the Closing Date to but excluding the date of the first anniversary of the Closing Date;

               (ii) $29 million at all times from and  including the date of the first anniversary of the Closing Date to but excluding the date that is the second anniversary of the Closing Date; and

               (iii)$20  million  at all times  from and  including  the  second anniversary of the Closing Date to but including the date that is 30 months after the Closing Date.

          (l) Maintain Confidentiality. If the transaction contemplated hereby is completed, at all times after the Closing Time, the Vendor will not disclose to anyone other than the Purchaser and the Corporation or use for its own or any purpose any confidential information concerning the Business, except such information which:

               (i) is generally available to the public, other than as a result of a disclosure by the Vendor, or

               (ii) is made available to the Vendor on a non-confidential  basis from a source other than the Vendor or its representatives.

               Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless the Purchaser otherwise agrees, the Vendor will, if possible, request confidentiality in respect of such governmental or other filings.

5.2 Covenants by the Purchaser. The Purchaser covenants to the Vendor that it will do or cause to be done the following:

(1) Maintain Confidentiality. Prior to the Closing Time and, if the transaction contemplated hereby is not completed, at all times after the Closing Time, the Purchaser will keep confidential all information obtained by them relating to the Business, except such information which:

          (a) is generally available to the public, other than as a result of a disclosure by the Purchaser, or

          (b) is made available to the Purchaser on a non-confidential basis from a source other than the Vendor or its representatives.

The Purchaser further agrees that such information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transaction contemplated hereby and that such employees or representatives will be advised of the Purchaser's obligations as set out in this Section. Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless the Vendor otherwise agrees, the Purchaser will, if possible, request confidentiality in respect of such governmental or other filings. If the transactions contemplated hereby are not consummated for any reason the Purchaser will return forthwith, without retaining any copies thereof, all information and documents obtained from the Vendor.

(2) Issued Shares. The Purchaser covenants to comply with, satisfy and fulfil promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Purchaser in connection with the issuance of the shares of Grainger Common Stock to be issued to the Vendor in satisfaction of the Purchase Price.

(3) Competition Act/Anti-Trust Approvals. The Purchaser shall obtain the necessary consents under the Competition Act (Canada), Investment Canada Act (Canada) and Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, to permit the transactions contemplated herein to close on the Closing Date.

5.3 Transitional Agreement. Each of the Vendor and the Purchaser will during the Interim Period negotiate in good faith and execute and deliver a transitional agreement providing for the continuation of the operations of the Business in the ordinary course during the six month period following the Closing Date.

6.       CONDITIONS

6.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser and to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time, and the Vendor covenants to use its best efforts to ensure that such conditions are fulfilled.

          (a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Vendor contained in this agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date on which the information in this agreement or in any Schedule or other document made pursuant hereto is given but subject to the transfer of the Assets, Assumed Liabilities and Affected Employees to the Corporation as provided in the Asset Transfer Agreement). In addition, the Vendor and the Corporation shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Vendor shall have delivered to the Purchaser a certificate in the form of Schedule "6.1(a)" confirming that the facts with respect to each of such representations and warranties by the Vendor are as set out herein at the Closing Time and that the Vendor and the Corporation have performed all covenants required to be performed by them hereunder. In addition, the Vendor will deliver evidence satisfactory to the Purchaser that the originals of all Leases to the extent such Leases are in the possession or control of the Vendor and all files of the Vendor relating to the Leases have been delivered to the Corporation.

          (b) Material Adverse Changes. During the Interim Period there will have been no change in the Condition of the Business, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected the Condition of the Business in any materially adverse respect or changes in respect of which the Purchaser has consented in writing. Without limiting the generality of the foregoing, during the Interim Period:

               (i) no material damage to or destruction of any material part of the Assets shall have occurred, whether or not covered by insurance;

               (ii) none of the key employees (being those employees  identified as key by written notice to the Vendor prior to the date hereof) engaged in the Business shall have resigned or have indicated in writing their intention to resign from employment with the Vendor or a Subsidiary; and

               (iii)customers of the Business  representing  more than 5% of the revenues of the Business in the fiscal year ended January 31, 1996 will not have ceased, or advised the Vendor or any Subsidiary or the Purchaser of their intention to cease purchasing from or doing business with the Vendor or any Subsidiary.

          (c) No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling,

               (i) to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Assets contemplated hereby or the right of the Purchaser to own the Assets, or

               (ii) to impose any  limitations  or  conditions  which may have a material adverse affect on the Condition of the Business.

          (d)  Consents. All consents required to be obtained under:

               (i)  the legislation listed in Schedule "3.1(3)";

               (ii) the material contracts as listed in Schedule "3.1(5)";

               (iii)the  material  agreements  as listed on Schedule  "3.1(35)";
                    and

               (iv) the  consents  to be  obtained  prior  to the  Closing  Time pursuant to Section 5.1(c)(vi)

               shall have been obtained.

          (e) Releases by Directors and Officers. At the Closing Time, each person who is a director or officer of the Corporation and who is resigning as such shall have executed and delivered to the Corporation and the Purchaser a release in the form of the draft release attached as Schedule "6.1(e)".

          (f) Interim Trade-mark Licence. There will be an interim trade-mark licence agreement entered into between the Vendor and the Purchaser substantially in the form attached as Schedule "6.1(f)".

          (g) Non-Competition Agreement. There will be a non-competition agreement entered into between the Purchaser, the Corporation, the Vendor and K. (Rai) Sahi substantially in the form attached as Schedule "6.1(g)".

          (h) Standstill Agreement. There will be a standstill agreement between the Vendor and the Purchaser substantially in the form attached as Schedule "6.1(h)".

          (i) Retail Sales Taxes. The Vendor and each Subsidiary will have delivered to the Purchaser a certificate issued by the Minister of Revenue pursuant to section 6 of the Retail Sales Act (Ontario) and other similar provincial legislation which indicates that the Vendor and each Subsidiary has paid all taxes collectable or payable under the said Act and other legislation up to the Closing Date or has entered into an arrangement satisfactory to the said Minister for the payment of such taxes.

          (j) Opinion of Vendor's Counsel. At the Closing Time, the Purchaser shall have received an opinion of legal counsel for the Vendor substantially in the form of the draft opinion attached as Schedule "6.1(j)", which opinion may rely on certificates of one or more senior officers of the Vendor as to factual matters and may rely on opinions of local counsel with respect to matters governed by laws other than the laws of the Provinces of Ontario and Manitoba and the federal laws of Canada applicable.

          (k) Environmental and Other Leases. At the Closing Time, a lease or sublease satisfactory to the Purchaser, acting reasonably, for each of the Rejected Properties identified under Section 5.1(f) and other properties to be leased hereunder (including those listed in the Asset Transfer Agreement) shall be executed by the Vendor and delivered to the Corporation as contemplated in this agreement and the Vendor will use reasonable efforts to obtain the consent of the landlords thereto, if necessary.

          (l) Corporation. The Corporation will have been duly incorporated and organized under the Canada Business Corporations Act with articles and by-laws satisfactory to the Purchaser and registered extra-provincially in every province in which the Business is carried on.

6.2 Waiver or Termination by Purchaser. The conditions contained in Section 6.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 6.1 are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing Time, at its option, rescind this agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendor, then the Vendor shall also be released from all obligations hereunder.

6.3 Conditions to Obligations of the Vendor. The obligations of the Vendor to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time, and the Purchaser will use its best efforts to ensure that such conditions are fulfilled.

          (a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date on which the information in this agreement or any such Schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Purchaser shall have delivered to the Vendor a certificate in the form of Schedule "6.3(a)" confirming that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Closing Time and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

          (b) No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the written opinion of counsel to the Vendor, is likely to result in an order, decision or ruling to disallow, enjoin or prohibit the purchase and sale of the Purchased Shares contemplated hereby.

          (c) Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding on the parties shall have been obtained, including the consents referred to in Section 5.2(3) and Schedules "3.1(3)" and "3.2(2)".

          (d) Releases from Guarantees, etc. The Vendor and its Affiliates will have received releases from all necessary parties, in form acceptable to the Vendor's counsel, acting reasonably, whereby the Vendor and its Affiliates are unconditionally released from all material guarantees, covenants and other arrangements providing financial assistance or support to or on behalf of the Business.

          (e) Opinion of Purchaser's Counsel. At the Closing Time, the Vendor shall have received an opinion of the Purchaser's counsel substantially in the form of the draft opinion attached as Schedule "6.3(e)", which opinion may rely on certificates of senior officers of the Purchaser as to factual matters and may rely upon opinions of local counsel with respect to matters governed by laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

          (f) Environmental and Other Leases. At the Closing Time, a lease or sublease satisfactory to the Vendor, acting reasonably, for each of the Rejected Properties identified under Section 5.1(f) and other properties to be leased hereunder (including those listed in the Asset Transfer Agreement) shall be executed by the Corporation and delivered to the Vendor as contemplated in this agreement and the Vendor will use reasonable efforts to obtain the consent of the landlord thereto, if necessary.

6.4 Waiver or Termination by the Vendor. The conditions contained in Section 6.3 are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. The Purchaser acknowledges that the waiver by the Vendor of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 6.3 are not fulfilled or complied with as herein provided, the Vendor may, at or prior to the Closing Time, at its option, rescind this agreement by notice in writing to the Purchaser and in such event the Vendor shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then the Purchaser shall also be released from all obligations hereunder.

7.       CLOSING

7.1 Closing Arrangements. Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of McCarthy Tetrault, Suite 4700, Toronto Dominion Bank Tower, Toronto, Ontario or at such other place or places as may be mutually agreed upon by the parties.

7.2 Documents to be Delivered. At or before the Closing Time, the Vendor shall execute, or cause to be executed and shall deliver, or cause to be delivered, to the Purchaser a share certificate and all documents, instruments and things which are to be delivered by the Vendor pursuant to the provisions of this agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendor a share certificate and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this agreement.

8.       INDEMNIFICATION AND SET-OFF

8.1      Indemnities of the Vendor and the Purchaser.

(1) The Vendor hereby agrees to indemnify and save each of the Purchaser and the Corporation and their respective directors, officers, employees and agents harmless from and against all claims, demands, actions, causes of action, damages, losses, deficiencies, costs, liabilities and expenses (including, without limiting the generality of the foregoing, legal fees on a solicitor and client basis) that may be made or brought against the Purchaser or the Corporation or which the Purchaser or the Corporation may suffer or incur as a result of, in respect of or arising out of:

          (a) any liability, claim or obligation relating to the Vendor or the Business in existence or relating to activities occurring prior to the Closing Time other than the Assumed Liabilities and as otherwise provided in this agreement;

          (b) any non-performance or non-fulfilment of any covenant or agreement on the part of the Vendor contained in this agreement or the Asset Transfer Agreement or in any document given in order to carry out the transactions contemplated hereby except as otherwise provided in this agreement or the Asset Transfer Agreement;

          (c) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

          (d) without limiting the generality of the foregoing, any presence or Release of Hazardous Substances or threatened Release of Hazardous Substances or other adverse environmental condition in violation of Environmental Laws accruing prior to the Closing Time (whether or not disclosed in Section 3.1(16) or otherwise known to the Purchaser as at the Closing Time and notwithstanding
               Section 5.1(g) except for those environmental matters that have been remediated, cleaned up or corrected in accordance with
               Section 5.1(g))

               (i) at, on, under or near the Leased Premises, Real Property or other assets owned or used by the Vendor or a Subsidiary, or

               (ii) off-site to the extent  related to  activities at the Leased
                    Premises, Real Property or assets owned or used by the Vendor or a Subsidiary in connection with the Business, and any investigation, remediation, clean-up and corrective action required pursuant to Environmental Laws to be taken by the Purchaser in connection with the foregoing;

          (e) without limiting the generality of the foregoing, all environmental liabilities, including liabilities arising from services provided and workers' compensation matters related to asbestos and other alleged toxic exposures, events, and occurrences which take place prior to the Closing Time and which involve a product, service, or activity alleged to have been marketed, sold, distributed or performed by Vendor prior to the Closing Time (whether or not disclosed in Schedule 3.1(16) or otherwise known to the Purchaser as at the Closing Time and notwithstanding Section 5.1(g) except for those environmental matters that have been remediated, cleaned up or corrected in accordance with Section 5.1(g));

          (f) without limiting the generality of the foregoing, all product related liabilities, including all Hazardous Substances, asbestos containing products liabilities, and aircraft products liabilities arising out of accidents, events, exposures, and occurrences which take place prior to the Closing Time and/or which involve a product alleged to have been marketed, sold or distributed by Vendor prior to the Closing Time (whether or not disclosed in Schedule 3.1(16) or otherwise known to the Purchaser as at the Closing Time and notwithstanding Section 5.1(g);

          (g) all losses attributable to claims and/or allegations of employee embezzlement, employee theft and other related criminal conduct resulting in a loss to the Purchaser where such losses arise out of actions and occurrences which take place, in whole or in part, prior to the Closing Time; or

          (h) the non-compliance by the Vendor and the Corporation with the provisions of any bulk sales legislation.

In the event of any conflict or inconsistency between (i) the environmental provisions of this indemnity in Section 8.1(1) and the environmental provisions respecting clean up in Section 5.1(g) and (ii) the environmental provisions of any lease between the Vendor and the Corporation, the provisions of this agreement shall prevail.

The Vendor constitutes the Purchaser as the trustee for the Corporation and the Purchaser's and the Corporation's respective directors, officers, employees and agents of the covenants of the Vendor with respect to such persons and the Purchaser agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

(2) The Purchaser hereby agrees to indemnify and save the Vendor and its directors, officers, employees and agents harmless from and against all claims, demands, actions, causes of action, damages, losses, deficiencies, costs, liabilities and expenses (including, without limiting the generality of the foregoing, legal fees on a solicitor and client basis) that may be made or brought against the Vendor or which the Vendor may suffer or incur as a result of, in respect of or arising out of:

          (a) any non-performance or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this agreement or on the part of the Corporation contained in the Asset Transfer Agreement or in any document given in order to carry out the transactions contemplated hereby;

          (b) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; or

          (c) any presence or Release of Hazardous Substances or threatened Release of Hazardous Substances or other adverse environmental condition in violation of Environmental Laws accruing subsequent to the Closing Time that are caused by the Purchaser subsequent to the Closing Time in respect of only the Rejected Properties referred to in Section 5.1(f).

The Purchaser constitutes the Vendor as the trustee for the Vendor's respective directors, officers, employees and agents of the covenants of the Purchaser with respect to such persons and the Vendor agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

(3) The obligations of indemnification by the Vendor and the Purchaser pursuant to paragraphs (1) and (2) of this Section 8.1 will be:

          (a)  subject to the  limitations  referred to in Sections  4.1 and 4.2
               with  respect  to  the  survival  of  the   representations   and
               warranties,

          (b)  subject to the limitations referred to in Section 4.3, and

          (c)  subject to the provisions of Section 8.2.

8.2 Indemnity Claims. The following provisions will apply to any claim by a party pursuant to Section 8.1 (an "Indemnity Claim"):

          (a) Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, a party will provide to the other written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

          (b) If an Indemnity Claim relates to an alleged liability of an indemnified person (the "Indemnitee") to any other person (a "Third Party Liability"), including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the Indemnitee is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Indemnitee may, notwithstanding the provisions of paragraphs (c) and (d) of this Section, make such payment and forthwith demand reimbursement for such payment from the party with the alleged liability to indemnify (the "Indemnitor") in accordance with this agreement; provided that, if the alleged Third Party Liability as finally determined on completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Indemnitor in respect of the related Indemnity Claim, then the Indemnitee shall forthwith following the final determination pay to the Indemnitor the amount by which the amount of the Third Party Liability as finally determined is less than the amount which is so paid by the Indemnitor.

          (c) No party shall negotiate, settle, compromise or pay (except in the case of payment of a judgment) any liability as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), unless there is a reasonable possibility that such liability may materially and adversely affect the Business, the Condition of the Business, or the Indemnitee, in which case the Indemnitee shall have the right, after notifying the Indemnitor to negotiate, settle, compromise or pay such liability without prejudice to its rights of indemnification hereunder.

          (d) With respect to any Third Party Liability, provided the Indemnitor first admits an Indemnitee's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then, in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

               (i) except as contemplated by subparagraph (iii) of this paragraph the Indemnitor will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Indemnitee shall have the right and shall be given the opportunity to participate in the defense of the Third Party Liability, to consult with the Indemnitor in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnitor and the Indemnitee shall be retained by the Indemnitor;

               (ii) the  Indemnitor  will  co-operate  with  the  Indemnitee  in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Indemnitee at all reasonable times to discuss the Third Party Liability; and

               (iii)notwithstanding   subparagraphs   (i)   and   (ii)  of  this
                    paragraph, the Indemnitor will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Indemnitee, have a material adverse effect on the Business, the Condition of the Business, the Purchaser or the Indemnitee except with the prior written consent of the Indemnitee.

          (e) If, with respect to any Third Party Liability, an Indemnitor does not admit an Indemnitee's right to indemnification or declines to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

               (i) the Indemnitee at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Indemnitee, acting in good faith, considers advisable; and

               (ii) any cost, loss, damage or expense incurred or suffered by an
                    Indemnitee in the settlement or defense of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim

8.3 Right of Set-off. Any party shall have the right to satisfy any amount from time to time owing by it to another party by way of set-off against any amount from time to time owing to it by another party, including any amount owing pursuant to Section 8.1.

9.       GENERAL PROVISIONS

9.1 Further Assurances. Each of the parties hereby covenants and agrees that at any time and from time to time after the Closing Date it will, on the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better carrying out and performance of all of the terms of this agreement.

9.2      Notices.

(1) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party shall be in writing and shall be sufficiently given or sent or delivered if it is (a) delivered personally to an officer or director of such party or (b) sent by fax.

(2)      Notices shall be sent to the following addresses or fax numbers:

          (a)  in the case of the Vendor,

                    945 Wilson Avenue
                    North York, ON  M3K 1E8
                    Attention:      Secretary
                    Fax: 416-635-9549

          (b)  in the case of the Purchaser,

                    455 Knightsbridge Parkway
                    Lincolnshire, IL  60069
                    Attention:      Secretary
                    Fax: 847-793-6398

or to such other address or fax number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section has communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(3) Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

          (a) if delivered personally, be deemed to have been given, sent, delivered and received on the date of delivery, and


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          (b)  if sent by fax, be deemed to have been given, sent, delivered and received on the date the sender receives the fax answer back confirming receipt by the recipient.

9.3 Counterparts. This agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

9.4 Expenses of Parties. Each of the parties shall bear all expenses incurred by it in connection with this agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors and finders.

9.5 Brokerage and Finder's Fees. The Vendor agrees to indemnify the Purchaser and and hold it harmless in respect of any claim for brokerage or other commissions relative to this agreement or the transactions contemplated hereby which is caused by actions of the Vendor or any of its Affiliates. The Purchaser will indemnify the Vendor and hold it harmless in respect of any claim for brokerage or other commissions relative to this agreement or to the transactions contemplated hereby which is caused by actions of the Purchaser or any of its Affiliates.

9.6 Announcements. No announcement with respect to this agreement will be made by any party without the prior written approval of the other parties. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults, to the extent possible, with the other parties before making any such announcement.

9.7 Assignment. The rights and obligations of the Vendor hereunder shall not be assignable without the prior written consent of the Purchaser. The rights and obligations of the Purchaser may be assigned by the Purchaser to a wholly-owned subsidiary of the Purchaser prior to the Closing Time.

9.8 Successors and Assigns. This agreement shall be binding on and enure to the benefit of the parties and their respective successors and permitted assigns.

9.9 Entire Agreement. This agreement and the Schedules constitute the entire agreement between the parties and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this agreement or in the Schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this agreement. The parties further acknowledge and agree that, in entering into this agreement and in delivering the Schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied,

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and  will  not  in  any  way   rely,   on  any  oral  or   written   agreements,
representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this agreement or in such Schedules, documents or instruments.

9.10 Waiver. Any party which is entitled to the benefits of this agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

9.11 Amendments. No modification or amendment to this agreement may be made unless agreed to by the parties in writing.

         IN WITNESS WHEREOF each of the parties hereto has duly executed this agreement.

ACKLANDS LIMITED                                         W.W. GRAINGER, INC.

Per:     "Rai Sahi"                                      Per:     "R.L. Keyser"


Per:     "F.R. Berrill"                                  Per:




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